Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “agreement”) is made as of July 1, 2014 by and between New York Global Innovations, Inc., and its wholly owned subsidiaries (collectively the ACompany@) and Gilat Technologies (in formation), a company organized under the laws of the State of Israel with offices located at 8 Rachel Street, Givatayim, (the AConsultant@).

W I T N E S S E T H

WHEREAS, the Company desires to retain the Consultant, and the Consultant desires to consult with the Company and its successors, in order to make use of such expertise, know-how and experience which the Consultant possesses with respect to the Company.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter set forth, the parties, intending to be legally bound, agree as follows:

1.           Term.  The Company (including, for purposes of this Agreement, any affiliate) hereby retains the Consultant, and the Consultant hereby accepts such retention by the Company, on a month to month basis commencing July 1, 2014, subject to the terms and conditions hereinafter set forth (the “term”).  The Company and/or the Consultant shall have the right to terminate this Agreement for any reason whatsoever on thirty (30) days prior written notice.

2.           Consultant=s Duties and Responsibilities. During the Term the Consultant shall provide to the Company consulting services relating to the needs of the Company. The Consultant shall devote such time as mutually agreed to the affairs and business of the Company. It is understood and agreed that Consultant need not spend more than 20% of his working time to the Company and may act as a consultant to other companies as well as the Company.  The Consultant shall receive his assignments from the Board of Directors and shall act as acting CEO of the Company.  In performing its duties hereunder, the Consultant shall make Tal Gilat available to perform its duties hereunder.

(a)         Board of Directors.  Consultant shall assist the Company's Board of Directors as requested in finding suitable acquisitions and mergers for the Company.

3.           Compensation.  As compensation for his services hereunder the Consultant shall be paid as follows:

(a)         As compensation for his services hereunder the Company shall pay Consultant during the Term $3,000.00 per month plus VAT as required by Israeli law, against provision of a valid invoice (the “Basic Compensation”);

(b)         During the Term, upon submission of written statements and bills in accordance with the then regular procedures of the Company, Consultant shall be entitled to reimbursement for reasonable pre-approved out-of pocket expenses necessarily incurred in the performance of his duties hereunder, including, but not limited to, reimbursement for travel. A car and expenses will be provided monthly at the current monthly gross amount (monthly car leasing fee _+ monthly maximum gas allowance) plus VAT as required by Israeli law, against provision of a valid invoice

                4.          Termination.

(a)         This Agreement and the consulting services of the Consultant shall terminate upon the occurrence of any one or more of the following events:

(i)           the death or disability of the Consultant which would prevent the Consultant assisting the Company; or

(ii)           termination by the Company or Consultant in accordance with paragraph 1 hereof.

(b)         Upon the expiration or other termination of this Agreement, the Company shall reimburse the Consultant all reimbursable expenses owed under Section 3 (b) and all further obligations of the parties shall forthwith terminate, except for the obligations of the Consultant pursuant to Section 5 hereof.

               5.            Non-Disclosure.    Consultant acknowledges that he will be given access to confidential and proprietary information of the business of the Company.  The Consultant acknowledges that non-public confidential information gained by him on behalf of the Company is the proprietary information of the Company and, if used by him or disclosed to others other than on behalf of the Company, could cause competitive and irreparable harm to the Company.  Accordingly, the Consultant agrees to hold in a fiduciary capacity for the benefit of the Company all confidential information, knowledge or data (including customer lists) of the Company and any affiliate of the Company obtained by the Consultant (whether or not developed by the Consultant) which is not generally known to the public (other than as a result of disclosures by the Consultant) and will not, whether during the Term or thereafter, communicate or divulge any such information, knowledge or data to any person, firm or corporation, other than to the Company or persons, firms or corporations designated by the Company, or use any such information, knowledge or data for his own account or the account of anyone other than the Company.  During the Term the Consultant agrees to refrain from working with a competitor to the Company.

6.           Independent Contractor; Waiver of Liability.  During the Term the Consultant at all times will be an independent contractor and not an agent or employee of the Company.

7.           Severability.  To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected.

8.           Governing Law.  This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of New York without regard for its principles concerning conflicts of law.

9.           Successors.  This Agreement shall extend to and be binding upon the Consultant, and upon the Company, its successors and assigns.

10.         Amendments.  No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.

11.         No Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provision of this Agreement, except by a statement in writing signed by the party against whom enforcement of the wavier or estoppel is sought.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than specifically waived.

12.         Headings.  The headings of paragraphs in this Agreement are solely for convenience of reference and shall not control the meaning or interpretation of any provisions of this Agreement.

13,         Termination of Employment Agreement.  It is understood and agreed that the Employment Agreement between the Company and Consultant dated March 7, 2010 is hereby terminated and of no further force or effect.  Each party hereto confirms that each party has performed all of their obligation thereunder to the other and no further performance by any party is required.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the day and year specified above.

NEW YORK GLOBAL INNOVATORS, INC.

By:	/s/ Gadi Peleg
Gadi Peleg, Chairman

GILAT TECHNOLOGIES

By:	/s/ Tal Gilat,
Tal Gilat, Managing Director and President